Exhibit 5.1

July 27, 2022

McKesson Corporation

6555 State Hwy 161

Irving, TX 75039

Re: McKesson Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, Chief Legal Officer and General Counsel of McKesson Corporation, a Delaware corporation (the “Company”), and am issuing this opinion in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), 4,977,516 shares of the Common Stock of the Company, par value $0.01 per share (the “Shares”), to be issued by the Company pursuant to the McKesson Corporation 2022 Stock Plan (the “Plan”).

In this connection, I have reviewed the Registration Statement, as proposed to be filed with the Commission. As General Counsel, I am familiar with the Restated Certificate of Incorporation of the Company, as amended, and the Restated By-laws of the Company, as amended, each as currently in effect. I have also examined, or caused to be examined, originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such instruments, certificates of public officials, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (the “DGCL”), and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by me, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of the Company.

Very truly yours,

/s/ Lori A. Schechter
Lori A. Schechter
EVP, CLO and General Counsel